Exhibit 23
Consent of Independent Registered Public Accounting Firm
         We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3, No. 333-00000) and related Prospectus of Centra Financial Holdings, Inc. for the registration of 1,000,000 shares of its common stock and to the incorporation by reference therein of our report dated March 26, 2008, with respect to the consolidated financial statements of Centra Financial Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio
November 19, 2008